TRANSAMERICA SERIES TRUST

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

THIS AMENDMENT is dated as of November 1, 2022, to the Investment Subadvisory Agreement dated November 10, 2014, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Milliman Financial Risk Management LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION[1]

Transamerica Morgan Stanley Global Allocation Managed Risk – Balanced VP	0.15% of the first $2 billion;[2]
0.14% over $2 billion up to $4 billion;
0.13% over $4 billion up to $6 billion;
0.12% over $6 billion up to $8 billion;
0.11% over $8 billion up to $10 billion; and
0.10% in excess of $10 billion
Transamerica American Funds Managed Risk VP	0.15% of the first $2 billion;[2]
0.140% over $2 billion up to $4 billion;
0.13% over $4 billion up to $6 billion;
0.12% over $6 billion up to $8 billion;
0.11% over $8 billion up to $10 billion; and
0.10% in excess of $10 billion

(1)	As a percentage of average daily net assets on an annual basis.
(2)

The average daily net assets for the purpose of calculating sub-advisory fees will be determined based on the aggregate average daily net assets of Transamerica American Funds Managed Risk VP and Transamerica Morgan Stanley Global Allocation Managed Risk - Balanced VP, each a series of the Trust.

In all other respects, the Agreement dated November 10, 2014, as amended, is confirmed and remains in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this amendment as of the date set forth above.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

By:
Name:	Adam Schenck
Title:	Principal and Managing Director